Exhibit 99.1

Avadel Pharmaceuticals Announces Completion of Enrollment in Phase 3 REVITALYZ™ Trial in Idiopathic Hypersomnia

- Data expected in Q2 2026 -

DUBLIN, December 18, 2025 – Avadel Pharmaceuticals plc (Nasdaq: AVDL), a biopharmaceutical company focused on transforming medicines to transform lives, announced the completion of patient enrollment in REVITALYZ, a Phase 3 trial evaluating LUMRYZTM (sodium oxybate) extended-release oral suspension as a potential treatment for idiopathic hypersomnia (IH).

REVITALYZ is a double-blind, placebo-controlled, randomized withdrawal, multicenter Phase 3 trial designed to evaluate the efficacy and safety of LUMRYZ given as a once-at-bedtime dose in IH. The trial is evaluating study participants switching from immediate-release oxybates as well as those not currently taking oxybates.

“Idiopathic hypersomnia is a profoundly underserved, serious sleep disorder marked by extreme difficulty waking up, known as sleep inertia, and persistent, overwhelming daytime sleepiness,” said Richard K. Bogan, M.D., FCCP, FAASM, Principal of Bogan Sleep Consultants, LLC, and Associate Clinical Professor at the University of South Carolina School of Medicine. “People living with IH need additional treatments. With a therapeutic dose designed to cover the nocturnal sleep period due to its extended-release formulation, LUMRYZ could become a valuable option, if approved, for these patients.”

The primary objective of REVITALYZ is to demonstrate reduction in daytime sleepiness as measured by the primary endpoint, change in total score on the Epworth Sleepiness Scale (ESS) at Week 14. Secondary endpoints will evaluate the effect of LUMRYZ on additional efficacy parameters including patient and clinician impression of change, idiopathic hypersomnia severity, and a measure of the functional outcomes of sleep.

“Completion of enrollment in the REVITALYZ trial marks an important step forward for this community,” said Jennifer Gudeman, PharmD, Senior Vice President of Medical and Clinical Affairs at Avadel Pharmaceuticals. “The clinical benefits of LUMRYZ have already positively impacted the narcolepsy community, and we are optimistic our extended-release sodium oxybate has potential to be a meaningful treatment for the IH community as well, if approved by the FDA. We thank the patients and investigators who have enrolled in REVITALYZ for advancing this important research.”

Additional information about the ongoing REVITALYZ trial can be found at: https://clinicaltrials.gov (Identifier: NCT06525077).

About Idiopathic Hypersomnia

Idiopathic hypersomnia (IH) is a rare and debilitating sleep disorder characterized by excessive daytime sleepiness (EDS) not attributable to any other medical conditions or symptom of another medical condition. Symptoms typically include difficulty waking up, also known as sleep inertia, prolonged sleep, and brain fog. According to claims data, there are approximately 40,000 currently diagnosed IH patients in the United States.

About LUMRYZ™ (sodium oxybate) for extended-release oral suspension

LUMRYZ is an extended-release sodium oxybate medication approved by the FDA on May 1, 2023, as the first and only once-at-bedtime treatment for cataplexy or excessive daytime sleepiness (EDS) in adults with narcolepsy. On October 16, 2024, LUMRYZ was additionally approved as a once-at-bedtime treatment for cataplexy or EDS in pediatric patients seven years of age and older with narcolepsy.

The FDA approval of LUMRYZ was supported by results from REST-ON™, a randomized, double-blind, placebo-controlled, pivotal Phase 3 trial in adults with narcolepsy. LUMRYZ demonstrated statistically significant and clinically meaningful improvements in the three co-primary endpoints: EDS (MWT), clinicians’ overall assessment of patients’ functioning (CGI-I), and cataplexy attacks, for all three evaluated doses when compared to placebo.

With its approvals in May 2023 and October 2024, the FDA also granted seven years of Orphan Drug Exclusivity to LUMRYZ for the treatment of cataplexy or EDS in adults with narcolepsy and in pediatric patients seven years of age and older with narcolepsy respectively due to a finding of clinical superiority of LUMRYZ relative to currently available oxybate treatments. In particular, the FDA found that LUMRYZ makes a major contribution to patient care over currently available, twice-nightly oxybate products by providing a once-nightly dosing regimen that avoids nocturnal arousal to take a second dose. In June 2025, the FDA granted Orphan Drug Designation to LUMRYZ for the treatment of IH based on the plausible hypothesis that LUMRYZ may be clinically superior to the same drug(s) already approved for the same indication, because LUMRYZ may provide a major contribution to patient care due to its once-nightly dosing for patients with IH, a chronic sleep disorder that requires potentially lifelong treatment.

LUMRYZ is only currently approved for the treatment of cataplexy or EDS in patients seven years of age and older with narcolepsy, and Avadel does not market, promote or offer patient support services for use of LUMRYZ in any indication beyond narcolepsy.

IMPORTANT SAFETY INFORMATION

WARNING: Taking LUMRYZ™ (sodium oxybate) with other central nervous system (CNS) depressants, such as medicines used to make you fall asleep, including opioid analgesics, benzodiazepines, sedating antidepressants, antipsychotics, sedating anti-epileptic medicines, general anesthetics, muscle relaxants, alcohol or street drugs, may cause serious medical problems, including trouble breathing (respiratory depression), low blood pressure (hypotension), changes in alertness (drowsiness), fainting (syncope) and death.

The active ingredient of LUMRYZ (sodium oxybate) is a form of gamma hydroxybutyrate (GHB), a controlled substance. Abuse or misuse of illegal GHB alone or with other CNS depressants (drugs that cause changes in alertness or consciousness) have caused serious side effects. These effects include seizures, trouble breathing (respiratory depression), changes in alertness (drowsiness), coma and death. Call your doctor right away if you have any of these serious side effects.

Because of these risks, LUMRYZ is available only by prescription and filled through certified pharmacies in the LUMRYZ REMS. You must be enrolled in the LUMRYZ REMS to receive LUMRYZ. Further information is available at www.LUMRYZREMS.com or by calling 1-877-453-1029.

INDICATIONS

LUMRYZ (sodium oxybate) for extended-release oral suspension is a prescription medicine used to treat the following symptoms in patients seven years of age and older with narcolepsy:

•	sudden onset of weak or paralyzed muscles (cataplexy)

•	excessive daytime sleepiness (EDS)

Do not take LUMRYZ if you take or your child takes other sleep medicines or sedatives (medicines that cause sleepiness), drink alcohol or have a rare problem called succinic semialdehyde dehydrogenase deficiency.

Keep LUMRYZ in a safe place to prevent abuse and misuse. Selling or giving away LUMRYZ may harm others and is against the law. Tell your doctor if you or your child have ever abused or been dependent on alcohol, prescription medicines or street drugs.

Anyone who takes LUMRYZ should not do anything that requires them to be fully awake or is dangerous, including driving a car, using heavy machinery or flying an airplane, for at least six (6) hours after taking LUMRYZ. Those activities should not be done until you know how LUMRYZ affects you.

Falling asleep quickly, including while standing or while getting up from the bed, has led to falls with injuries that have required some people to be hospitalized.

LUMRYZ can cause serious side effects, including the following:

•	Breathing problems, including slower breathing, trouble breathing and/or short periods of not breathing while sleeping (e.g., sleep apnea). People who already have breathing or lung problems have a higher chance of having breathing problems when they take LUMRYZ.

•	Mental health problems, including confusion, seeing or hearing things that are not real (hallucinations), unusual or disturbing thoughts (abnormal thinking), feeling anxious or upset, depression, thoughts of killing yourself or trying to kill yourself, increased tiredness, feelings of guilt or worthlessness and difficulty concentrating. Tell your doctor if you or your child have or had depression or have tried to harm yourself. Call your doctor right away if you or your child have symptoms of mental health problems or a change in weight or appetite.

•	Sleepwalking. Sleepwalking can cause injuries. Call your doctor if you or your child start sleepwalking.

Tell your doctor if you or your child are on a salt-restricted diet or have high blood pressure, heart failure or kidney problems. LUMRYZ contains a lot of sodium (salt) and may not be right for you.

The most common side effects of LUMRYZ in adults include nausea, dizziness, bedwetting, headache and vomiting. Your side effects may increase when you take higher doses of LUMRYZ. The most common side effects in children include nausea, bedwetting, vomiting, headache, decreased weight, decreased appetite, dizziness, and sleepwalking.

LUMRYZ can cause physical dependence and craving for the medicine when it is not taken as directed. These are not all the possible side effects of LUMRYZ.

For more information, ask your doctor or pharmacist. Call your doctor for medical advice about side effects.

You are encouraged to report negative side effects of prescription drugs to the FDA.

Visit http://www.fda.gov/medwatch, or call 1-800-FDA-1088.

Please see full Prescribing Information, including BOXED Warning.

About Avadel Pharmaceuticals plc

Avadel Pharmaceuticals plc (Nasdaq: AVDL) is a biopharmaceutical company focused on transforming medicines to transform lives. Avadel's approach includes applying innovative solutions to the development of medications that address the challenges patients face with current treatment options. Avadel's commercial product, LUMRYZ™, was approved by the U.S. Food & Drug Administration (FDA) as the first and only once-at-bedtime oxybate for extended-release oral suspension for the treatment of cataplexy or excessive daytime sleepiness (EDS) in patients 7 years and older with narcolepsy. For more information, please visit Avadel's website at www.avadel.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements relate to our future expectations, beliefs, plans, strategies, objectives, results, conditions, financial performance, prospects or other events. Such forward-looking statements include, but are not limited to, expectations regarding the progress, timing and success of the REVITALYZ trial including the timing to report results; expectations for LUMRYZ in IH, if approved and launched, including its potential to transform the treatment paradigm and patient expectations; expectations regarding potential FDA approval and subsequent commercialization of LUMRYZ for the treatment of IH; expectations regarding efficacy and therapeutic benefits of LUMRYZ; and the potential benefit of an Orphan Drug Designation for LUMRYZ in IH. In some cases, forward-looking statements can be identified by use of words such as “will,” “may,” “could,” “believe,” “expect,” “look forward,” “on track,” “guidance,” “anticipate,” “estimate,” “project,” “next steps” and similar expressions and the negatives thereof (if applicable).

The Company’s forward-looking statements are based on estimates and assumptions that are made within the bounds of our knowledge of our business and operations and that we consider reasonable. However, the Company’s business and operations are subject to significant risks, and, as a result, there can be no assurance that actual results and the results of the company’s business and operations will not differ materially from the results contemplated in such forward-looking statements. Factors that could cause actual results to differ from expectations in the Company’s forward-looking statements include whether prior clinical results for LUMRYZ will be predictive of results of ongoing or future clinical studies or real-world results; whether the REVITALYZ study will be completed on expected timelines or at all; whether LUMRYZ could be shown to be ineffective or unsafe; potential changes in the cost, scope and duration of the LUMRYZ development program; and those risks and uncertainties described in the “Risk Factors” section of Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made and are not guarantees of future performance. Accordingly, you should not place undue reliance on forward-looking statements. The Company does not undertake any obligation to publicly update or revise our forward-looking statements, except as required by law.

Media Contact:
Lesley Stanley
Real Chemistry
lestanley@realchemistry.com

Investor Contact:
Austin Murtagh
Precision AQ
Austin.Murtagh@precisionAQ.com